                                                                   EXHIBIT 99(f)



                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

SAFETY-KLEEN CORPORATION,               )
                                        )
                                        )
                                        )
                  Plaintiff,            )
                                        )
         v.                             )        No. 97 C 8003
                                        )
LAIDLAW ENVIRONMENTAL SERVICES, INC.,   )        Hon. Joan B. Gottschall
                                        )
                  Defendant.            )
                                        )
------------------------------------    )
LAIDLAW ENVIRONMENTAL SERVICES, INC.    )
and LES ACQUISITION, INC.,              )
                                        )
                  Counterplaintiffs,    )
                                        )
         v.                             )
                                        )
SAFETY-KLEEN CORPORATION,               )
                                        )
                  Counterdefendant, and )
                                        )
RICHARD T. FARMER, PAUL D. SCHRAGE,     )
DONALD W. BRICKMAN, MARCIA E. WIL-      )
LIAMS, W. GORDON WOOD, RUSSELL A.       )
GWILLIM, EDGAR D. JANNOTA and KARL G.   )
OTZEN,                                  )
                                        )
                  Counterdefendants, and)
                                        )
SK ACQUISITION CORP. and                )
SK PARENT CORP.,                        )
                                        )
                  Proposed Intervening  )
                  Counterdefendants.    )

               MOTION OF THE SK ACQUIRORS FOR LEAVE TO INTERVENE
               --------------------------------------------------

         Proposed intervening counterdefendants, SK Acquisition Corp. and
SK Parent Corp. (together, the "SK Acquirors"), respectfully move this Court, pursuant to Rule 24 of the Federal Rules of Civil Procedure, for leave to intervene in this action as counterclaim defendants and to file their proposed Verified Reply to Counterclaim.

         In support of their motion, SK Acquirors respectfully direct the Court's attention to and incorporate herein by reference the accompanying "Memorandum of the SK Acquirors in Support of their Motion for Leave to Intervene," and their proposed Verified Reply to Counterclaim (attached to the Memorandum as Exhibit A).

         Safety-Kleen's counsel has authorized the undersigned to represent to the Court that Safety-Kleen has no objection to this motion being granted.

Dated: December 10, 1997
       Chicago, Illinois

                                    Respectfully submitted,

                                    SK ACQUISITION CORP. and
                                    SK PARENT CORP.

                                By: /s/ David E. Springer
                                    ------------------------------
                                    David E. Springer, ARDC No. 2694743
                                    (A Member of the Firm)
                                    Paula M. Stannard, ARDC No. 6207692
                                    SKADDEN, ARPS, SLATE,
                                      MEAGHER & FLOM (ILLINOIS)
                                    333 West Wacker Drive
                                    Chicago, Illinois 60606-1285
                                    (312) 407-0700
                                    Fax: (312) 407-0922

                                    Samuel Kadet
                                    SKADDEN, ARPS, SLATE,
                                      MEAGHER & FLOM LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    (212) 735-3000

Of Counsel:
John L. Hardiman
Tariq Mundiya
SULLIVAN & CROMWELL
125 Broad Street
New York, New York 10004
(212) 558-4000

                                PROOF OF SERVICE

         David E. Springer, one of the attorneys for proposed intervening counterdefendants SK Acquisition Corp. and SK Parent Corp., and a member of the Bar of this Court, hereby certifies that on Wednesday, December 10, 1997, he caused a copy of the foregoing "Notice of Motion of SK Acquirors for Leave to Intervene," the enclosed "Motion of SK Acquirors for Leave to Intervene," and the enclosed "Memorandum of SK Acquirors in Support of their Motion for Leave to Intervene," to be served by hand upon the following counsel of record:

    Harold C. Hirshman, Esq.
    Bernard J. Nussbaum, Esq.
    Christopher Q. King, Esq.
    Gerald E. Fradin, Esq.
    SONNENSCHEIN, NATH & ROSENTHAL
    8000 Sears Tower
    233 South Wacker Drive
    Chicago, Illinois 60606-6404
    (Counsel for Safety-Kleen Corp.)

    James E. Hanlon, Jr., Esq.
    William W. Davis, Esq.
    Lisa N. Noller, Esq.
    KATTEN, MUCHIN & ZAVIS
    Suite 1600
    525 West Monroe Street
    Chicago, Illinois 60661
    (Counsel for Laidlaw Environmental Services, Inc. and LES Acquisition, Inc.)

                                             /s/ David E. Springer
                                             ----------------------------------
                                             David E. Springer

                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

SAFETY-KLEEN CORPORATION,                    )
                                             )
                  Plaintiff,                 )
                                             )
         v.                                  )         No. 97 C 8003
                                             )
                                             )
LAIDLAW ENVIRONMENTAL SERVICES, INC.,        )         Hon. Joan B. Gottschall
                                             )
                  Defendant.                 )
------------------------------------         )
                                             )
                                             )
LAIDLAW ENVIRONMENTAL SERVICES, INC.         )
and LES ACQUISITION, INC.,                   )
                                             )
                  Counterplaintiffs,         )
                                             )
                             v.              )
                                             )
SAFETY-KLEEN CORPORATION,                    )
                                             )
                                             )
                  Counterdefendant, and      )
                                             )
                                             )
RICHARD T. FARMER, PAUL D. SCHRAGE,          )
DONALD W. BRICKMAN, MARCIA E. WIL-           )
LIAMS, W. GORDON WOOD, RUSSELL A.            )
GWILLIM, EDGAR D. JANNOTA and KARL G.        )
OTZEN,                                       )
                                             )
                                             )
                                             )
                   Counterdefendants, and    )
                                             )
SK ACQUISITION CORP. and                     )
SK PARENT CORP.,                             )
                                             )
                   Proposed Intervening      )
                   Counterdefendants.        )
                                             )

                   MEMORANDUM OF THE SK ACQUIRORS IN SUPPORT
                     OF THEIR MOTION FOR LEAVE TO INTERVENE
                     --------------------------------------

         Proposed intervening counterdefendants, SK Acquisition Corp. and SK Parent Corp. (together, the "SK Acquirors"), respectfully submit this memorandum in support of their motion, pursuant to Rule 24 of the Federal Rules of Civil Procedure, for leave to intervene in this action as counterclaim defendants and to file their proposed Verified Reply to Counterclaim (a copy of which is attached hereto as Exhibit A).

                               STATEMENT OF FACTS

         On November 20, 1997, Safety-Kleen Corporation publicly announced that it had entered into a definitive merger agreement (the "Merger Agreement" (a copy of which is attached hereto as Exhibit B)) with the SK Acquirors, entities that Philip Services Corp., affiliates of Apollo Management, L.P., and affiliates of the Blackstone Management Partners III L.L.C. (together, the "Acquisition Group") had formed for purposes of the merger. Under the Merger Agreement, each outstanding share of Safety-Kleen common stock will be converted into the right to receive $27 in cash, a substantial premium to the open market trading price of Safety-Kleen's stock before its August 8, 1997 announcement that it was exploring strategic options to enhance shareholder value.

         The Merger Agreement followed extensive negotiations between Safety-Kleen and representatives of the Acquisition Group. It also represents the culmination of an organized and orderly auction process pursuant to which over 90 potential acquirors of Safety-Kleen contacted the company about a possible deal. Counterclaim plaintiff Laidlaw Environmental Services Inc. was one of these 90 potential acquirors, but it refused to participate in the ensuing auction process and instead has elected to lob unilateral, hostile acquisition proposals at Safety-Kleen and its shareholders. Laidlaw Environmental's most recent proposal is a part cash, part stock deal that contains numerous and significant uncertainties and conditions, including uncertainties and conditions relating to the value of the consideration Laidlaw Environmental proposes to offer.(1)

         Laidlaw Environmental's Counterclaim in this case is an integral part of its efforts to defeat the SK Acquirors' merger with Safety-Kleen and thereby increase the likelihood that Laidlaw Environmental will be able to consummate its own hostile transaction. Thus, in the Counterclaim, Laidlaw Environmental alleges that the Merger Agreement -- to which the SK Acquirors are parties -- is "unfair and unlawful" (Paragraph 3), contains "numerous one-sided, onerous conditions" that benefit the SK Acquirors (Paragraph 22), and constitutes a "one-sided deal at an inadequate price" (Paragraph 25). Based upon these allegations, and others challenging the legality of the auction process that culminated in the Merger Agreement, Laidlaw Environmental asks for injunctive relief prohibiting Safety-Kleen "from carrying out the terms of the Merger
Agreement ......."(Paragraph 3; see also Prayer Paragraph 3(iv)).(2)

-----------------------------

(1) Laidlaw Environmental's current proposal is highly dependent upon the value of its stock, the average closing price of which over the last 12 months has been $3.41 per share. But if Laidlaw Environmental stock drops below $4.29 per share, the stock portion of the consideration that Safety-Kleen shareholders would receive would drop below the nominal value of $15.00 per Safety-Kleen share specified by Laidlaw Environmental in its proposal. In addition, the financing for the cash portion of the Laidlaw Environmental proposal is highly conditional.

(2)             Laidlaw Environmental's primary legal theory is that the auction process
                                                               (continued....)

         Laidlaw Environmental has also focused its Counterclaim on particular provisions contained in the Merger Agreement that provide for payment to the SK Acquirors of certain fees and expenses if the Merger Agreement is terminated under certain circumstances. For example, under Section 9.2 of the Merger Agreement, if the Merger Agreement is terminated because Safety-Kleen accepts a superior acquisition proposal, SK Parent Corp. is entitled to receive from Safety-Kleen $50 million as a termination fee and up to an additional $25 million as reimburse-

----------------------------

(2)  (...continued)

         was legally flawed because the Safety-Kleen directors insisted, supposedly in breach of their fiduciary duties, that Laidlaw Environmental sign the same standstill agreement that all the other auction participants signed. This claim has no merit. Although the Wisconsin courts have not, to our knowledge, directly addressed this question, Delaware courts, to which Wisconsin courts often look on matters of corporate governance (see, e.g., Amanda Acquisition Corp. v. Universal Foods Corp., 708 F. Supp. 1008 (E.D. Wisc.), aff'd, 877 F.2d 496 (7th Cir. 1989)), have repeatedly found that the use of confidentiality and standstill agreements does not violate a board's fiduciary duty. See In re J.P. Stevens & Co. Inc. Shareholders Litig., Del. Ch., 542 A.2d 770, 784 (1988); Alliance Gaming Corporation v. Bally Gaming International, Inc., 1995 WL 5523543, at *3 (Del. Ch.
         Aug. 11, 1995) ("The practice of requiring a bidder to sign a confidentiality and standstill agreement as a condition to allowing 'due diligence' access to confidential information, is well recognized and accepted. As J.P. Stevens and other authorities reflect, it is no breach of fiduciary duty for a board to condition a bidder's access to confidential information in that matter."). In addition, Safety-Kleen's directors have strong, Wisconsin statutory grounds to defend the exercise of their fiduciary duties in this context. See
         Wis. Stat. 180.0827 ("In discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the following: (1) The effects of the action on employes [sic], suppliers, and customers of the corporation. (2) The effects of the action on communities in which the corporation operates. (3) Any other factors that the director or officer considers pertinent.").

ment for expenses (such as the substantial fees incurred in connection with the financing arrangement) in connection with the Merger Agreement. Although termination provisions such as these are lawful and customary, and although the amounts specified in the Merger Agreement are reasonable and proper in the context of this transaction,(3) Laidlaw Environmental has challenged them as unlawful. According to the Counterclaim, these terminations payments are "unlawful" (Paragraph 3), "improperly benefit [ ]" the SK Acquirors (Paragraph
23), and are "excessive and unnecessary" (Paragraph 52). Laidlaw Environmental also characterizes these provisions as a "waste of corporate assets" (Paragraph
53).

         On November 26, 1997, Laidlaw Environmental filed a motion for a preliminary injunction seeking to enjoin Safety-Kleen from consummating any merger with the SK Acquirors and from making any termination payments under the provisions of the Merger Agreement referred to above. We understand that Laidlaw Environmental's motion is presently scheduled to be heard on January 6, 1998.

         Under these circumstances, there is no room for any legitimate, much less significant, doubt that the SK Acquirors have important interests at stake in this action and are therefore entitled to intervene as counterclaim defendants pursuant to Rule 24 of the Federal Rules of Civil Procedure.

--------------------------

(3)      See, e.g., In re J.P. Stevens & Co., 542 A.2d at 783; see also Brazen
         v. Bell Atlantic Corp., 695 A.2d 43 (Del. 1995) (analyzing appropriateness of termination fee as a liquidated damages provision).

                                    ARGUMENT

                                       I.

                              THE SK ACQUIRORS ARE
                        ENTITLED TO INTERVENE AS OF RIGHT

A. The Governing Standard

         Rule 24(a)(2) of the Federal Rules of Civil Procedure provides:

                  Upon timely application anyone shall be permitted to intervene in an action . . . when the applicant claims an interest relating to the property or transaction which is the subject of the action and the applicant is so situated that the disposition of the action may as a practical matter impair or impede the applicant's ability to protect that interest, unless the applicant's interest is adequately represented by the existing parties.

Fed R. Civ. P. 24(a)(2).


                  In order to intervene as of right under Rule 24(a)(2), a would-be intervenor must meet four requirements: (i) it must have an interest relating to the property or transaction which is the subject of the main action;
(ii) as a practical matter, that interest must be potentially impaired by disposition of the action in its absence; (iii) that interest may not be adequately represented by existing parties; and (iv) the petition must be timely. Reich v. ABC/York-Estes Corp., 64 F.3d 316, 321 (7th Cir. l995).

                  "A motion to intervene as a matter of right should not be dismissed unless it appears to a certainty that the intervenor is not entitled to relief under any set of facts which could be proved under the complaint." Lake Investors Development Group v. Egidi Development Group, 715 F.2d 1256, 1258 (7th Cir. 1983) (emphasis added; citations omitted). In addition, a court considering a motion to intervene must "assume that the non-conclusory allegations of the motion are true. " Pacific Mutual Life Ins. Co. v. American Nat'l Bank & Trust Co. of Chicago, 110 F.R.D. 272 (N.D. Ill. 1986).

         Because, as shown immediately below, the SK Acquirors easily satisfy the four-pronged test for intervention as of right, their motion should be granted in all respects.

B. The SK Acquirors Have a Strong Interest in the Subject Matter of the Counterclaim.

         Rule 24(a)(2) requires that an intervenor demonstrate "an interest relating to the property or transaction which is the subject of the action." This interest must be "based on a right that belongs to the intervenor rather than to an existing party in the suit." Keith v. Daley, 764 F.2d 1265 (7th Cir.
1985).

         Here, the SK Acquirors plainly have unique and individual interests relating to the property and transaction that are subject of the present action: a property interest in a contract to which they are parties - the Merger Agreement - and in the transaction to which the Merger Agreement relates. Specifically, the SK Acquirors have an interest in consummation of the merger agreed upon in the Merger Agreement, pursuant to which they will acquire Safety-Kleen in a $2 billion cash transaction, a deal Laidlaw Environmental now seeks to enjoin. In addition, the SK Acquirors have a strong and unique interest in those provisions of the Merger Agreement that require Safety-Kleen to pay to them up to $75 million if the Merger Agreement is terminated.

C. Absent Intervention, the SK Acquirors' Rights Under the Merger Agreement Might be Impaired.

         Under Rule 24(a)(2), a would-be intervenor must also show that its interest in the subject matter of the action would be potentially impaired by disposition of the action in its absence. The requisite impairment exists "if the decision of a legal question would, as a practical matter, foreclose rights of the proposed intervenor in a subsequent proceeding ...." Lake Investors
Development Group, 715 F.2d at 1260. In Lake Investors Development Group, our Court of Appeals found that the intervenor had demonstrated potential impairment because "[n]o matter what the outcome of the case[,] . . . its result will reduce the contract to judgment and extinguish the rights under the contract." Id.

         In this case, if the Court were to enjoin the consummation of the Merger Agreement in the absence of the SK Acquirors, their rights under that contract would, as a practical matter, be impaired. In fact, under Seventh Circuit precedent interpreting Rule 19 of the Federal Rules of Civil Procedure (Joinder of Persons Needed for Just Adjudication), the SK Acquirors are necessary and indispensable parties to this action. As with Rule 24, under Rule 19(a) the courts look to whether the party to be joined has an interest in the action which would be prejudiced in that party's absence, and the cases clearly hold that a party to a contract which is the subject matter of an action is an indispensable party to that action. Indeed, the Seventh Circuit has stated:
"[No procedural principle is more deeply imbedded in the common law than that, in an action to set aside a lease or a contract, all parties who may be affected by the determination of the action are indispensable." United States v. Tribal Development Corp., 100 F.3d 476, 479

(7th Cir. 1996) (quoting Lomayaktewa v. Hathaway, 520 F.2d 1324, 1325 (9th Cir.
1975)). See also Crouse-Hinds Co. v. InterNorth. Inc., 634 F.2d 690, 700 (2d. Cir. 1980) (quoting Lomayaktewa, 520 F.2d at 1325 in the context of a corporate takeover); Travelers Indem. Co. v. Household Internt'l. Inc., 775 F. Supp.
518, 527 (D.Conn. 1991) ("[T]he precedent supports the proposition that a contracting party is the paradigm of an indispensable party").

         The Second Circuit's decision in Crouse-Hinds is particularly informative. There, the Court held that a party to a merger agreement with a target of a hostile tender offer was an indispensable party to an action between the target and the tender offeror seeking to enjoin consummation of the merger. 634 F.2d at 700. In Crouse-Hinds, as here, a tender offeror filed counterclaims seeking to enjoin the target's merger with a third corporation. The Second Circuit found that the presence of the third corporation, the other party to the merger agreement, was necessary for adjudication of the tender offeror's counterclaims, stating that "[s]ince there is no question that [merger] Agreement is a contract that was within the powers of the [target] corporation, and since Belden's [the other party to the merger agreement] rights would clearly be prejudiced if the relief sought by [the tender offeror] were to be granted, Belden's presence is required." Id. at 701.

C.       Inadequacy of Representation of the SK Acquirors' Interests.

         Rule 24(a)(2) also requires an intervenor to demonstrate that its interests are not adequately represented by an existing party to the action. This element is "lenient and satisfied if movants make a minimal showing that existing parties' representation of their interest 'may be' inadequate." Pacific Mutual Life Ins. Co. 110 F.R.D. at 274; Lake Investors Development Group v. Egidi Development Group, 715 F.2d at 1261 (quoting Trbovich v. United Mine Workers of America, 404 U.S. 528, 538 n.10 (1972)).

         The SK Acquirors' rights under the Merger Agreement are not and will not be adequately represented by the present parties to this action. Neither Safety-Kleen nor the Defendant Directors represent the interests of the SK Acquirors. Because the Safety-Kleen directors, who now control Safety-Kleen, are personally named as defendants, they may be concerned with their own potential personal liability for the substantial monetary damages Laidlaw Environmental seeks to recover from them if the Merger Agreement is consummated. (See Counterclaim Paragraph 3 ("Counterplaintiffs also seek an order requiring the Director Defendants to account to Safety-Kleen for all damages caused by their approval of the [Merger Agreement] and an order declaring that the Director Defendants may not be indemnified by Safety-Kleen for any judgments, settlements or attorneys' fees in this action")).

         Moreover, none of the present parties to this suit can reasonably be expected adequately to represent the SK Acquirors' interest in the provisions of the Merger Agreement dealing with the termination fees and expenses Laidlaw Environmental challenges in the Counterclaim. These provisions can be triggered if Safety-Kleen determines to pursue another, superior deal and terminates the Merger Agreement on that basis. In that event, however, Safety-Kleen would owe the SK Acquirors between $50 and $75 million. As a result, Safety-Kleen and the Director Defendants cannot reasonably be expected adequately, let alone vigorously, to resist a request for an injunction seeking to prohibit them from making such a payment in the context of counterclaim seeking to hold them personally liable for such amount.

D.       The Motion to Intervene is Timely.

         The timeliness of this motion to intervene cannot be seriously disputed. The test for timeliness is reasonableness. Reich, 64 F.3d at 321. "[P]otential interveners need to be reasonably diligent in learning of a suit that might affect their rights, and upon so learning they need to act reasonably promptly." Id. (citations omitted). A court considering an application to intervene must also compare the prejudice to the original parties to the action if the motion to intervene is granted to the prejudice to the intervener if its motion is denied. Id.

         In Reich, our Court of Appeals, in holding that the interveners' motion was timely, noted that in two earlier decisions it had found that motions to intervene -- filed two years and eight years after consent decrees were entered -- were timely. Id. (citing United States v. City of Chicago, 870 F.2d 1256, 1263 (7th Cir. 1989); South v. Rowe, 759 F.2d 610, 612 (7th Cir. 1985)).

         Here, Laidlaw Environmental's counterclaims were filed on November 26, 1997, approximately two weeks ago (including the Thanksgiving holiday). To date, this litigation has been concerned primarily with matters relating to the Wisconsin "control share" statute and Laidlaw Environmental's request for a shareholder list, and no discovery has been conducted. As a result, there is also no danger of prejudice to either Laidlaw Environmental or the Safety-Kleen defendants if this motion is granted. In contrast, if this motion is denied, the SK Acquirors would be greatly prejudiced because they will be unable to protect the significant interests they have in the Merger Agreement, the same interests which are at stake in this litigation.

                                       II.

                         ALTERNATIVELY, THE SK ACQUIRORS
                        SHOULD BE PERMITTED TO INTERVENE

A.       The Governing Standard

         If the court decides that the SK Acquirors cannot intervene in this action under Rule 24(a)(2), they should be permitted to intervene under Rule 24(b)(2), which provides:

         Upon timely application anyone may be permitted to intervene in an action . . . when an application's claim or defense and the main action have a question of law or fact in common.... In exercising its discretion the court shall consider whether the intervention will unduly delay or prejudice the adjudication of the rights of the original parties.

Fed R. Civ. P. 24(b)(2)

         There are two requirements which must be met before a court may exercise its discretionary power to grant intervention under 24(b)(2). The intervenor must show that there is: (i) a common question of law or fact between its claim or defense and the original action; and (ii) subject matter jurisdiction. Security Ins. Co. of Hartford v. Schipporeit. Inc., 69 F.3d 1377, 1381 (7th Cir. 1995). Once these two requirements are met, the intervention is entirely within the discretion of the court. Id. In exercising its discretion, the court "must give some weight to the impact of the intervention on the rights of the original parties." Id.; Builder's Association of Greater Chicago v. Countv of Cook. 1996 WL 520859, at *3 (N.D. III. 1996).

B.       The Motion to Intervene Should Be
         Granted Because Common
         Questions of Law Or Fact Predominate

         Common questions of law or fact abound. The central question in this action is the validity of the Merger Agreement between Safety-Kleen and the SK Acquirors. Laidlaw Environmental's counterclaims challenge the propriety of the Merger Agreement and the auction process from which it derived. Laidlaw Environmental's counterclaims also specifically attack the validity of the termination fee provisions of the Agreement. These issues implicate the same interests - the validity of the Merger Agreement that the SK Acquirors seek intervention to protect. Because the fact that there are common questions of law or fact cannot be seriously disputed, SK Acquirors' motion to intervene should be granted.

C.       The Motion to Intervene Should
         Be Granted Because the Court Has Federal Question
         Subject Matter Jurisdiction Over the Action

         Because the Court has federal question jurisdiction over the original action pursuant to 28 U.S.C. ss. 1331, the Court may assert supplemental jurisdiction over the defenses of the SK Acquirors. See 28 U.S.C. ss. 1367(a); 3B James Wm. Moore, Moore's Federal Practice Paragraph 24.18[4] (2d ed. 1996) (hereinafter "Moore's Federal Practice").

D.       In The Exercise of Its
         Discretion, The Court Should
         Permit the SK Acquirors To Intervene

         For the reasons set forth in the section on intervention as of right above, the Court should exercise its discretion to permit the SK Acquirors to intervene. In addition to the interests set forth above, the Court should exercise its discretion to allow intervention because of the numerous benefits of intervention, including the efficiency and consistency resulting from resolving related issues in one proceeding. See Securitv Ins. Co. of Hartford v. Schipporeit. Inc., 69 F.3d at 1381; Moore's Federal Practice Paragraph 24.10 (permitting intervention "avoid[s] both court congestion and undue delay and expense to all parties").

                                   CONCLUSION

         Accordingly, the SK Acquirors respectfully request that their motion be granted.

Dated: December 10, 1997
       Chicago, Illinois


                                     Respectfully submitted,

                                     SK ACQUISITION CORP. and SK PARENT CORP.

                                  By: /s/ David E. Springer
                                     -------------------------------------
                                     David E. Springer, ARDC No. 2694743
                                     (A Member of the Firm)
                                     Paula M. Stannard, ARDC No. 6207692
                                     SKADDEN, ARPS, SLATE,
                                       MEAGHER & FLOM (ILLINOIS)
                                     333 West Wacker Drive
                                     Chicago, Illinois 60606-1285
                                     (312) 407-0700
                                     Fax: (312) 407-0922

                                     Samuel Kadet
                                     SKADDEN, ARPS, SLATE,
                                       MEAGHER & FLOM LLP
                                     919 Third Avenue
                                     New York, New York 10022
                                     (212) 735-3000

  Of Counsel:
  John L. Hardiman
  Tariq Mundiya
  SULLIVAN & CROMWELL
  125 Broad Street
  New York New York 10004
  (212) 558-4000

                                PROOF OF SERVICE

         David E. Springer, one of the attorneys for proposed intervening counterdefendants SK Acquisition Corp. and SK Parent Corp., and a member of the Bar of this Court, hereby certifies that on Wednesday, December 10, 1997, he caused a copy of the foregoing "Notice of Motion of SK Acquirors for Leave to Intervene," the enclosed "Motion of SK Acquirors for Leave to Intervene," and the enclosed "Memorandum of SK Acquirors in Support of their Motion for Leave to Intervene," to be served by hand upon the following counsel of record:

         Harold C. Hirshman, Esq.
         Bernard J. Nussbaum, Esq.
         Christopher Q. King, Esq.
         Gerald E. Fradin, Esq.
         SONNENSCHEIN, NATH & ROSENTHAL
         8000 Sears Tower
         233 South Wacker Drive
         Chicago, Illinois 60606-6404
         (Counsel for Safety-Kleen Corp.)

         James E. Hanlon, Jr., Esq.
         William W. Davis, Esq.
         Lisa N. Noller, Esq.
         KATTEN, MUCHIN & ZAVIS
         Suite 1600
         525 West Monroe Street
         Chicago, Illinois 60661
         (Counsel for Laidlaw Environmental Services, Inc. and
         LES Acquisition, Inc.)




                             /s/ David E. Springer
                             ----------------------------
                             David E. Springer

                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


SAFETY-KLEEN CORPORATION,              )
                                       )
               Plaintiff,              )
                                       )
          v.                           )
                                       )
LAIDLAW ENVIRONMENTAL SERVICES, INC.,  )
                                       )
               Defendant.              )
                                       )
-------------------------------------  )         No. 97 C 8003
                                       )
LAIDLAW ENVIRONMENTAL SERVICES, INC.   )
and LES ACQUISITION, INC.,             )         Hon. Joan B. Gottschall
                                       )
               Counterplaintiffs,      )
                                       )
          v.                           )
                                       )
SAFETY-KLEEN CORPORATION,              )
                                       )
               Counterdefendant, and   )
                                       )
RICHARD T. FARMER, PAUL D. SCHRAGE,    )
DONALD W. BRICKMAN, MARCIA E. WILLIAMS,)
W. GORDON WOOD, RUSSELL A. GWILLIM,    )
EDGAR D. JANNOTA and KARL G. OTZEN,    )
                                       )
               Counterdefendants, and  )
                                       )
SK ACQUISITION CORP. and               )
SK PARENT CORP.,                       )
                                       )
               Intervening             )
               Counterdefendants.      )

                 VERIFIED REPLY TO COUNTERCLAIM OF INTERVENING
           COUNTERDEFENDANTS SK ACQUISITION CORP. AND SK PARENT CORP.

     Intervening counterdefendants, SK Acquisition Corp. and SK Parent Corp., reply to the Counterclaim of defendant-counterplaintiffs, Laidlaw Environmental Services, Inc. and LES Acquisition, Inc. (together "Laidlaw Environmental"), as follows:

     1. Deny the allegations contained in Paragraph 1, except deny knowledge or information sufficient to form a belief as to the content of the "reports" referred to in the last sentence thereof.

     2. Deny the allegations contained in Paragraph 2, and respectfully refer the Court to the Merger Agreement and Plan of the Merger dated as of November 20, 1997 by and among SK Parent Corp. and SK Acquisition Corp. and Safety-Kleen Corp. (the "Merger Agreement") for the full and complete terms thereof.

     3. Deny the allegations contained in Paragraph 3, except admit that Laidlaw Environmental purports to seek the relief referenced to therein.

     4. Deny the allegations contained in Paragraph 4, except admit that Laidlaw Environmental purports to seek the relief referenced to therein.

     5. Deny knowledge or information sufficient to form belief as to the truth of the allegations contained in Paragraph 5, except admit the allegations contained in the first two sentences thereof.

     6.   Admit the allegations contained in Paragraph 6.

     7. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 7, except admit that Richard T. Farmer, Paul

D. Schrage, Donald W. Brinckman, Marcia E. Williams, W. Gordon Wood, Russell A. Gwillim, Edgar D. Jannota and Karl G. Otzen (the "Director Defendants") are members of Safety-Kleen's Board of Directors.

     8. The allegations contained in Paragraph 8 are conclusions of law as to which no responsive pleading is required. To the extent a response is required, such allegations are admitted.

     9. The allegations contained in Paragraph 9 are conclusions of law as to which no response is required, except admit that Safety-Kleen's principal place of business is within the judicial district. To the extent a response is required, such allegations are admitted.

     10. The allegations contained in Paragraph 10 are conclusions of law as to which no response is required. To the extent a response is required, such allegations are admitted.

     11. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 11, and respectfully refer the Court to Safety-Kleen's August 8, 1997 announcement for the full and complete terms thereof.

     12. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 12, and respectfully refer the Court to the so-called Standstill Agreement for the full and complete terms thereof.

     13. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 13.

     14. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 14.

     15. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 15.

     16. Deny knowledge and information sufficient to form a belief as to the truth of the allegations contained in Paragraph 16, and respectfully refer the Court to the public announcement referred to therein for the full and complete contents thereof.

     17. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 17.

     18. The allegations contained in Paragraph 18 are conclusions of law as to which no responsive pleading is required. To the extent a response is required, such allegations are denied.

     19. Deny the allegations contained in Paragraph 19, except to the extent they are conclusions of law to which no responsive pleading is required, and respectfully refer the Court to the so-called Initial Offer and November 13, 1997 Notice for the full and complete terms thereof.

     20. Deny knowledge or information sufficient to form a belief as to the allegations contained in Paragraph 20, except to the extent that they are conclusions of law as to which no responsive pleading is required, and respectfully refer the Court to Laidlaw Environmental's November 13, 1997 letter for the full and complete terms thereof.

     21.  Admit the allegations contained in Paragraph 21.

     22. Deny the allegation contained in Paragraph 22, except deny knowledge or information sufficient to form a belief as to the truth of the allegations regarding the lack of discussions between Safety-Kleen and Laidlaw Environmental and regarding the knowledge of the Director Defendants that Laidlaw Environmental was willing to increase its bid, admit that Safety-Kleen announced that it had entered into the Merger Agreement on November 20, 1997, and respectfully refer the Court to the Merger Agreement for the full and complete terms thereof.

     23. Deny the allegations contained in Paragraph 23, including the allegations contained in each subparagraph thereof, and respectfully refer the Court to the Merger Agreement for the full and complete contents thereof.

     24. Deny the allegations contained in Paragraph 24, including the allegations contained in each subparagraph thereof, except admit that under the Merger Agreement, each outstanding share of Safety-Kleen common stock will be converted into the right to receive $27 in cash, that Philip Services Corp., Blackstone Management Associates III L.L.C., and Apollo Management L.P. are not parties to the Merger Agreement and have no obligations thereunder, and respectfully refer the Court to the Merger Agreement for the full and complete terms thereof.

     25. Deny the allegations contained in Paragraph 25, except to the extent that they are conclusions of law as to which no response is required, and except deny knowledge or information sufficient to form a belief as to the truth of the allegations concerning the Director Defendants' refusal to discuss or negotiate a merger with Laidlaw Environmental.

     26. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 26, and respectfully refer the Court to Mr. Bullock's November 20, 1997 letter for the full and complete terms thereof.

     27. Deny the allegations contained in Paragraph 27, except deny knowledge or information sufficient to form a belief as to the truth of the allegations regarding Safety-Kleen's refusal to negotiate with Laidlaw Environmental, and respectfully refer the Court to the announcement by the so-called Buyout Group for the full and complete terms thereof.


                                REPLY TO COUNT 1

     28. SK Acquisition and SK Parent repeat and reallege, as though fully set forth herein, the contents of paragraphs 1 through 27, inclusive, as set forth above.

     29. The allegations contained in Paragraph 29 are conclusions of law as to which no responsive pleading is required. To the extent a response is required, such allegations are denied.

     30. The allegations contained in Paragraph 30 are conclusions of law as to which no responsive pleading is required. To the extent a response is required, such allegations are denied.

     31. The allegations contained in Paragraph 31 are conclusions of law as to which no responsive pleading is required. To the extent such a response is required, such allegations are denied.

     32.  Admit the allegations contained in Paragraph 32.

     33. The allegations contained in Paragraph 33 are conclusions of law as to which no responsive pleading is required. To the extent such a response is required, such allegations are admitted.


                               REPLY TO COUNT II

     34. SK Acquisition and SK Parent repeat and reallege, as though fully set forth herein, the contents of paragraphs 1 through 33, inclusive, as set forth above.

     35. The allegations contained in Paragraph 35 are conclusions of law as to which no responsive pleading is required. To the extent such a response is required, such allegations are denied.

     36. Deny information or knowledge sufficient to form a belief as to the truth of the allegations contained in Paragraph 36.

     37. Deny information or knowledge sufficient to form a belief as to the truth of the allegations contained in Paragraph 37, except to the extent that they are conclusions of law as to which no responsive pleading is required.

     38. The allegations contained in Paragraph 38 are conclusions of law as to which no responsive pleading is required. To the extent such a response is required, such allegations are denied.


                               REPLY TO COUNT III

     39. SK Acquisition and SK Parent repeat and reallege, as though fully set forth herein, the contents of paragraphs 1 through 38, inclusive, as set forth above.

     40. Deny information or knowledge sufficient to form a belief as to the truth of the allegations contained in Paragraph 40.

     41. Deny information or knowledge sufficient to form a belief as to the truth of the allegations contained in Paragraph 41, except to the extent that they are conclusions of law as to which no responsive pleading is required.

                               REPLY TO COUNT IV

     42. SK Acquisition and SK Parent repeat and reallege, as though fully set forth herein, the contents of paragraphs 1 through 41, inclusive, as set forth above.

     43. Deny the allegations contained in Paragraph 43, except deny knowledge or information sufficient to form a belief as to the truth of the allegations that

Safety-Kleen has refused to negotiate with Laidlaw Environmental concerning the so-called Initial Offer or New Offer.

   44. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 44.

   45. Deny the allegations contained in Paragraph 45.

   46. Deny the allegations of Paragraph 46, except to the extent that they are conclusions of law as to which no responsive pleading is required.

   47. Deny the allegations contained in Paragraph 47, except to the extent that they are conclusions of law as to which no responsive pleading is required.


                                REPLY TO COUNT V
                                ----------------

   48. SK Acquisition and SK Parent repeat and reallege, as though fully set forth herein, the contents of paragraphs 1 through 47, inclusive, as set forth above.

   49. Deny the allegations contained in Paragraph 49.

   50. Deny the allegations contained in Paragraph 50, including the allegations contained in each subparagraph thereof, except to the extent that they are conclusions of law as to which no responsive pleading is required.

   51. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 51.

   52. Deny the allegations contained in Paragraph 52.

   53. Deny the allegations contained in Paragraph 53.

                               REPLY TO COUNT VI
                               -----------------

   54. SK Acquisition and SK Parent repeat and reallege, as though fully set forth herein, the contents of paragraph 1 through 53, inclusive, as set forth above.

   55. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 55, and respectfully refer the Court to the Rights Plan for the full and complete terms thereof.

   56. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 56, and respectfully refer the Court to the Rights Plan for the full and complete terms thereof.

   57. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 57, and respectfully refer the Court to the Rights Plan for the full and complete terms thereof.

   58. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 58, and respectfully refer the Court to the Rights Plan for the full and complete terms thereof.

   59. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 59.

   60. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 60.

         61. Deny the allegations contained in Paragraph 61, except to admit that the Director Defendants amended the Rights Plan on or about November 20, 1997 to provide that the flip-in and flip-over provisions of the Rights Plan would not be triggered by the transactions contemplated by the Merger Agreement, and deny knowledge or information as to the truth of the allegations regarding the Director Defendants' failure to take similar action with respect to Laidlaw Environmental's so-called New Offer.

                           FIRST AFFIRMATIVE DEFENSE

         62. The Counterclaim fails to state a claim upon which relief can be granted.

                          SECOND AFFIRMATIVE DEFENSE


         63. The Counterclaim is barred, in whole or in part, by the doctrine of unclean hands.

         WHEREFORE, SK Acquisition and SK Parent pray that judgment be entered in their favor and against counterdefendants Laidlaw Environmental Services, Inc. and LES Acquisition, Inc.:

         A. Dismissing the Counterclaim;

         B. Awarding SK Acquisition and SK Parent their reasonable costs and expenses, including attorney's fees; and

         C. Granting such other and further relief as this Court may deem just and proper.

Dated: December 23, 1997
       Chicago, Illinois


                                        Respectfully Submitted,

                                        SK ACQUISITION CORP. and
                                        SK PARENT CORP.

                                        /s/ David E. Springer
                                        -----------------------------------
                                        David E. Springer, ARDC No. 2694743
                                        (A Member of the Firm)
                                        Paula M. Stannard, ARDC No. 6207692
                                        SKADDEN, ARPS, SLATE,
                                         MEAGHER & FLOM (ILLINOIS)
                                        333 West Wacker Drive
                                        Chicago, Illinois 60606-1285
                                        (312) 407-0700

                                        Samuel Kadet
                                        SKADDEN, ARPS, SLATE,
                                         MEAGHER & FLOM LLP
                                        919 Third Avenue
                                        New York, NY 10022
                                        (212) 735-3000

Of Counsel:
John L. Hardiman
Tariq Mundiya
SULLIVAN & CROMWELL
125 Broad Street
New York, New York 10004
(212) 558-4000

                                  VERIFICATION





I, Colin Soule, state, under penalty of perjury, as follows: I am the Corporate Secretary of intervening counterparts SK Acquisition Corp. and SK Parent Corp.; I am authorized by them to make this verification; I have read the foregoing "Verified Reply to Counterclaim of Intervening Counterdefendants SK Acquisition Corp. and SK Parent Corp.," the statements contained therein are true and correct, to the best of my knowledge, information, and belief.

I declare, under penalty of perjury, pursuant to 28 U.S.C. ss 1746, that the foregoing is true and correct.

Executed this 19th day of December, 1997 at Hamilton, Ontario



                                        /s/ Colin Soule
                                        -----------------------------
                                        Colin Soule

                             CERTIFICATE OF SERVICE

          Paula M. Stannard, an attorney, hereby certifies that on Wednesday, December 23, 1997, she caused true and correct copies of the Notice of Filing and the VERIFIED REPLY TO COUNTERCLAIM OF INTERVENING COUNTERDEFENDANTS SK ACQUISITION CORP. AND SK PARENT CORP. to be served by hand upon the following counsel of record:


     Harold C. Hirschman, Esq.
     Bernard J. Nussbaum, Esq.
     Christopher Q. King, Esq.
     Gerald E. Fradin, Esq.
     SONNENSCHIEN, NATH & ROSENTHAL
     8000 Sears Tower
     233 South Wacker Drive
     Chicago, Illinois 60606-6404
     (Counsel for Safety-Kleen Corp.)


     James E. Hanlon, Jr., Esq.
     William W. Davis, Esq.
     Lisa M. Noller, Esq.
     KATTEN, MUCHEN & ZAVIS
     525 West Monroe Street
     Suite 1600
     Chicago, Illinois 60661
     (Counsel for Laidlaw Environmental Services, Inc. and LES Acquisition,
     Inc.)





                                        /s/ Paula M. Stannard
                                        -----------------------------------
                                        Paula M. Stannard